Exhibit 99.1

Oragenics Appoints Dr. Ronald P. Evens to its Board of Directors

FOR IMMEDIATE RELEASE

ALACHUA, FL (June 18, 2007) – Oragenics, Inc. (AMEX:ONI), a biotechnology development company, announced today that Dr. Ronald Evens has been appointed to the Company’s Board of Directors. “Dr. Evens has a tremendous depth of pharmaceutical industry experience and we anticipate he will contribute significantly to the growth of Oragenics. We are very pleased to welcome Ron to our Board,” said David Gury, Chairman of Oragenics.

Dr. Ron Evens is currently President and CEO of MAPS 4 Biotec, a biotechnology consulting company in Jacksonville, Florida, and is Clinical Professor, University of Florida, College of Pharmacy. Prior to that, Dr. Evens has had a distinguished industrial career, including thirteen years at Amgen, a leading human therapeutics biotechnology company, where he served as Senior Director and Head of Professional Services. Prior to that, he spent six years at Bristol-Myers, a global pharmaceutical company, where he was Associate Director, Clinical Research & Medical Services. He has written/edited the book, “Drug & Biological Development, From Molecule to Product & Beyond” (Springer, 2007), and has served on twelve professional and medical Boards of Directors or Advisory Boards.

Earlier this month, the Company’s Board of Directors appointed Dotti Delfino as Chief Financial Officer. Dr. Robert Zahradnik, Oragenics’ President and CEO, stated, “Dotti’s dedication and contributions to Oragenics are greatly appreciated. We are delighted that she has accepted our offer to serve as an Officer of the Company.” Ms. Delfino joined Oragenics in May 2006 as the Corporate Controller, and before that time she held positions of increasing financial responsibility in both industry and academia.

About Oragenics

Oragenics, Inc. is a biopharmaceutical company with a pipeline of proprietary technologies. The Company has a number of products in discovery, preclinical and clinical development, with a concentration in two main therapeutic areas, infectious disease and oncology. Our core pipeline includes products for use in the treatment of dental and periodontal infectious diseases, systemic bacterial infections, and weight loss. In the discovery stage are three platform technologies for identifying biomarkers of infection, cancer and autoimmune diseases and for the solid state synthesis of bioactive peptides including small molecule antibiotics.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect Oragenics’ current views with respect to future events and financial performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to those set forth in our most recently filed annual report on Form 10-KSB and quarterly report on Form 10-QSB, and other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

Contact:

Oragenics, Inc.

Robert T. Zahradnik, 386-418-4018 X222

www.oragenics.com

###